Exhibit 99.1

Contact:	Dean J. Brydon, CEO Jonathan A. Fischer, President & COO Marci A. Basich, CFO (360) 533-4747 www.timberlandbank.com

Timberland Bancorp Reports Third Fiscal Quarter Net Income of $7.72 Million

•	Quarterly EPS Increases 9% to $0.98 from $0.90 for the Comparable Quarter One Year Ago
•	Quarterly Return on Average Assets Increases to 1.51%
•	Quarterly Return on Average Equity Increases to 11.42%
•	Quarterly Net Interest Margin Increases to 3.85%
•	Announces a 3% Increase in the Quarterly Cash Dividend

HOQUIAM, WA – July 28, 2026 – Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or “the Company”), the holding company for Timberland Bank (the “Bank”), today reported net income of $7.72 million, or $0.98 per diluted common share for the quarter ended June 30, 2026.  This compares to net income of $7.10 million, or $0.90 per diluted common share for the comparable quarter one year ago, and $7.13 million, or $0.90 per diluted common share, for the preceding quarter.

For the first nine months of fiscal 2026, Timberland’s net income increased 11% to $23.07 million, or $2.92 per diluted common share, from $20.72 million, or $2.60 per diluted common share, for the first nine months of fiscal 2025.

“Timberland delivered another strong quarter, with net income and earnings per share up 8% and 9%, respectively, from the prior quarter, and up 9% from the year ago quarter,” stated Dean Brydon, Chief Executive Officer.  “Net interest margin expanded, loan growth was solid, and most of our income-related ratios compared favorably with both the linked-quarter and year-over-year.  We remain encouraged by our business model and believe we are well positioned as we head into the end of our fiscal year.”

“As a result of Timberland’s strong earnings and capital position, our Board of Directors announced a 3% increase to the quarterly cash dividend to shareholders of $0.30 per share, payable on August 24, 2026, to shareholders of record on August 10, 2026,” stated Jonathan Fischer, President and Chief Operating Officer.  “This represents the 55th consecutive quarter Timberland will have paid a cash dividend and demonstrates the Board’s continued confidence in our long-term outlook.”

“Overall, this was a relatively clean quarter from an earnings standpoint, with minimal non-recurring items impacting results,” said Marci Basich, Chief Financial Officer.  “Net interest margin improved this quarter, up four basis points after a modest decline last quarter and improved five basis points year-over-year.  Our balance sheet positioning and proactive deposit pricing strategies continue to help mitigate the headwinds of the current interest rate environment.  On the deposit side, total deposits grew 1% from the prior quarter and 6% year over year.  Maintaining a disciplined funding mix and stable margin will remain a top priority going forward.”

“Net loans were up 3% from the prior quarter and 4% year-over-year,” Brydon continued.  “Even with a shifting rate environment, demand across our lending categories has remained healthy.  Credit quality held steady with modest improvements in non-performing asset levels, delinquency levels, and substandard loan levels.  Our markets continue to offer solid growth opportunities, and we remain confident in the quality of our loan portfolio and our disciplined approach to credit risk management.”

Timberland Fiscal Q3 2026 Earnings
July 28, 2026

Earnings and Balance Sheet Highlights (at or for the periods ended June 30, 2026, compared to June 30, 2025, or March 31, 2026):

   Earnings Highlights:
•
Earnings per diluted common share (“EPS”) increased 9% to $0.98 for the current quarter from $0.90 for the comparable quarter one year ago and $0.90 for the preceding quarter; EPS increased 12% to $2.92 for the first nine months of fiscal 2026 from $2.60 for the first nine months of fiscal 2025;

•
Net income increased 9% to $7.72 million for the current quarter from $7.10 million for the comparable quarter one year ago and increased 8% from $7.13 million for the preceding quarter; Net income increased 11% to $23.07 million for the first nine months of fiscal 2026 from $20.72 million for the first nine months of fiscal 2026;

•	Return on average equity (“ROE”) and return on average assets (“ROA”) for the current quarter were 11.42% and 1.51%, respectively;
•	Net interest margin (“NIM”) for the current quarter increased to 3.85% from 3.80% for the comparable quarter one year ago and 3.81% for the preceding quarter; and
•	The efficiency ratio for the current quarter improved to 53.40% from 54.48% for the comparable quarter one year ago and 55.37% for the preceding quarter.

  Balance Sheet Highlights:
•	Total assets increased 1% from the prior quarter and increased 5% year-over-year;
•	Net loans receivable increased 3% from the prior quarter and increased 4% year-over-year;
•	Total deposits increased 1% from the prior quarter and increased 6% year-over-year;
•	Total shareholders’ equity increased 1% from the prior quarter and increased 6% year-over-year; 70,000 shares of common stock were repurchased during the current quarter for $2.83 million;
•	Non-performing assets to total assets ratio was 0.43% at June 30, 2026, compared to 0.47% at March 31, 2026, and 0.21% at March 31, 2025;
•	Book and tangible book (non-GAAP) values per common share increased to $35.16 and $33.19 respectively, at June 30, 2026; and
•
Liquidity (both on-balance sheet and off-balance sheet) remained strong at June 30, 2026, with only $10 million in borrowings and additional secured borrowing line capacity of $791 million available through the Federal Home Loan Bank (“FHLB”) and the Federal Reserve.

Operating Results

Operating revenue (net interest income before the provision for credit losses plus non-interest income) for the current quarter increased 4% to $21.79 million from $21.05 million for the preceding quarter and increased 6% from $20.50 million for the comparable quarter one year ago.  The increase in operating revenue compared to the preceding quarter was primarily due to an increase in interest income on loans receivable, and to a lesser extent, an increase in non-interest income, which was partially offset by an increase in interest expense on deposits.  Operating revenue increased 7%, to $64.56 million for the first nine months of fiscal 2026 from $60.06 million for the first nine months of fiscal 2025, primarily due to increases in interest income on loans receivable, interest income on interest-bearing deposits in banks, and non-interest income which were partially offset by a decrease in interest income from investments securities.

Net interest income increased $562,000, or 3%, to $18.81 million for the current quarter from $18.24 million for the preceding quarter and increased $1.18 million, or 7%, from $17.62 million for the comparable quarter one year ago.  The increase in net interest income compared to the preceding quarter was primarily due to a $14.62 million increase in the average interest-earning assets, a five-basis point increase in the weighted average yield on interest-bearing assets and, to a lesser extent, a two-basis point decrease in the weighted average cost of interest-bearing liabilities.  Net interest income for the first nine months of fiscal 2026 increased $4.19 million, or 8%, to $56.00 million from $51.81 million for the first nine months of fiscal 2025, primarily due to a $99.58 million increase in average interest-earning assets and a 15-basis point decrease in the weighted average cost of interest-bearing liabilities.

Timberland’s NIM for the current quarter increased to 3.85% from 3.81% for the preceding quarter and from 3.80% for the comparable quarter one year ago.  The NIM for the current quarter was increased by approximately two basis points due to the collection of $82,000 in pre-payment penalties, non-accrual interest, and late fees, and the accretion of $8,000 of the fair value

Timberland Fiscal Q3 2026 Earnings
July 28, 2026

discount on acquired loans.  The NIM for the preceding quarter was increased by approximately one basis point due to the collection of $38,000 in pre-payment penalties, non-accrual interest, and late fees, and the accretion of $10,000 of the fair value discount on acquired loans.  The NIM for the comparable quarter one year ago was increased by approximately four basis points due to the collection of $102,000 in pre-payment penalties, non-accrual interest, and late fees, and the accretion of $68,000 of the fair value discount on acquired loans. Timberland’s NIM expanded to 3.84% for the first nine months of fiscal 2026 from 3.74% for the first nine months of fiscal 2025.

A $600,000 provision for credit losses on loans was recorded for the quarter ended June 30, 2026.  The provision was primarily due to loan portfolio growth and changes in the composition of the loan portfolio.  This compares to a $523,000 provision for credit losses on loans for the preceding quarter and a $351,000 provision for credit losses on loans for the comparable quarter one year ago.

Non-interest income increased $181,000, or 6%, to $2.99 million for the current quarter from $2.81 million for the preceding quarter and increased $113,000, or 4%, from $2.88 million for the comparable quarter one year ago.  The increase in non-interest income compared to the preceding quarter was primarily due to a $91,000 increase in BOLI net earnings, a $62,000 increase in ATM and debit card interchange fees and smaller increases in several other categories.  These increases were partially offset by an $86,000 decrease in net gain on sales of loans.  Fiscal year-to-date non-interest income increased by 4%, to $8.56 from $8.26 million for the first nine months of fiscal 2025.

Total operating (non-interest) expenses for the current quarter decreased $21,000, or less than 1%, to $11.64 million from $11.66 million for the preceding quarter and increased $471,000, or 4%, from $11.17 million for the comparable quarter one year ago.  The slight decrease in operating expenses compared to the preceding quarter was primarily due to decreases in salary and employee benefits expense and technology and communications expense and smaller decreases and increases in several other expense categories.  The efficiency ratio for the current quarter improved to 53.40% from 55.38% for the preceding quarter and 54.48% for the comparable quarter one year ago.  Fiscal year-to-date operating expenses increased 4% to $34.73 million from $33.43 million for the first nine months of fiscal 2025.

The provision for income taxes for the current quarter increased $190,000, or 11%, to $1.93 million from $1.74 million for the preceding quarter, primarily due to higher taxable income.  Timberland’s effective income tax rate was 20.0% for the quarter ended June 30, 2026, compared to 19.6% for the quarter ended March 31, 2026, and 20.1% for the quarter ended June 30, 2025.  Timberland’s effective income tax rate was 20.0% for the first nine months of fiscal 2026 compared to 20.1% for the first nine months of fiscal 2025.

Balance Sheet Management

Total assets increased $14.44 million, or 1%, during the quarter to $2.06 billion at June 30, 2026, from $2.05 billion at March 31, 2026, and increased $103.63 million, or 5%, from $1.96 billion one year ago.  The increase during the quarter was primarily due to increases in net loans receivable and bank owned life insurance, which were partially offset by a decrease in total cash and cash equivalents.

Liquidity

Timberland has continued to maintain a strong liquidity position, both on-balance sheet and off-balance sheet.  Liquidity, as measured by the sum of cash and cash equivalents, CDs held for investment, and available for sale investment securities, was 19.3% of total liabilities at June 30, 2026, compared to 22.1% at March 31, 2026, and 17.0% one year ago.  Timberland also had secured borrowing line capacity of $791 million available through the FHLB and the Federal Reserve at June 30, 2026.  With a strong and diversified deposit base, only 17% of Timberland’s deposits were uninsured or uncollateralized at June 30, 2026.  (Note: This calculation excludes public deposits that are fully collateralized.)

Loans

Net loans receivable increased $44.77 million, or 3%, during the quarter to $1.50 billion at June 30, 2026, from $1.45 billion at March 31, 2026, and increased $54.16 million, or 4%, from $1.44 billion at June 30, 2025.  The increase during the quarter was primarily due to a $35.26 million increase in commercial real estate loans, a $30.48 million increase in construction loans and smaller increases in several other loan categories.  These increases were partially offset by an $11.58 million decrease in one- to four-family loans, a $9.70 million increase in the undisbursed portion of construction loans in process and smaller changes in several other loan categories.

Timberland Fiscal Q3 2026 Earnings
July 28, 2026

Loan Portfolio
($ in thousands)
	June 30, 2026		March 31, 2026		June 30, 2025
	Amount	Percent	Amount	Percent	Amount	Percent
Mortgage loans:
One- to four-family (a)	$299,921	18%	$311,500	20%	$317,574	21%
Multi-family	214,583	13	214,107	14	200,418	13
Commercial	646,376	40	611,117	39	607,924	40
Construction - custom and
owner/builder	113,303	7	104,074	7	128,900	8
Construction - speculative one-to four-family	28,445	2	15,840	1	9,595	1
Construction - commercial	12,991	1	12,985	1	15,992	1
Construction - multi-family	91,271	6	80,246	5	32,731	2
Construction - land
development	530	--	2,915	--	15,461	1
Land	37,416	2	32,214	2	36,193	2
Total mortgage loans	1,444,836	89	1,384,998	89	1,364,788	89

Consumer loans:
Home equity and second
mortgage	54,971	4	53,252	3	47,511	3
Other	1,915	--	2,018	--	2,176	--
Total consumer loans	56,886	4	55,270	3	49,687	3

Commercial loans:
Commercial business
loans	118,852	7	125,087	8	126,497	8
SBA PPP loans	--	--	5	--	101	--
Total commercial loans	118,852	7	125,092	8	126,598	8
Total loans	1,620,574	100%	1,565,360	100%	1,541,073	100%
Less:
Undisbursed portion of
construction loans in
process	(100,275)		(90,576)		(76,272)
Deferred loan origination
fees	(5,399)		(5,259)		(5,427)
Allowance for credit losses	(19,249)		(18,648)		(17,878)
Total loans receivable, net	$1,495,651		$1,450,877		$1,441,496
_______________________
(a)	Does not include one- to four-family loans held for sale totaling $2,774, $1,642, and $1,763 at June 30, 2026, March 31, 2026, and June 30, 2025, respectively.

Timberland Fiscal Q3 2026 Earnings
July 28, 2026

The following table provides a breakdown of commercial real estate (“CRE”) mortgage loans by collateral type as of June 30, 2026:

CRE Loan Portfolio Breakdown by Collateral
($ in thousands)

Collateral Type	Balance	Percent of CRE Portfolio	Percent of Total Loan Portfolio	Average Balance Per Loan	Non- Accrual
Industrial warehouses	$146,809	23%	9%	$1,425	$--
Medical/dental offices	82,696	13	5	1,216	224
Office buildings	74,252	11	5	863	--
Other retail buildings	55,677	9	3	619	--
Hotel/motel	41,450	6	2	2,763	4,310
Mini-storage	38,190	6	2	1,469	--
Gas stations/conv. stores	27,769	4	2	1,028	--
Restaurants	27,660	4	2	576	--
Nursing homes	13,746	2	1	1,963	--
Churches	13,710	2	1	979	--
Shopping centers	10,216	2	1	1,703	--
Mobile home parks	9,255	2	1	441	--
Additional CRE	104,946	16	6	795	--
Total CRE	$646,376	100%	40%	$1,005	$4,534

Timberland originated $133.67 million in loans during the quarter ended June 30, 2026, compared to $71.12 million for the preceding quarter and $81.99 million for the comparable quarter one year ago.  Timberland continues to originate fixed-rate one- to four-family mortgage loans, a portion of which are sold into the secondary market for asset-liability management purposes and to generate non-interest income.  During the current quarter, fixed-rate one- to four-family mortgage loans totaling $7.83 million were sold compared to $11.36 million for the preceding quarter and $5.11 million for the comparable quarter one year ago.

Investment Securities

Timberland’s investment securities and CDs held for investment increased $863,000 or less than 1%, to $216.89 million at June 30, 2026, from $216.03 million at March 31, 2026.  The increase was primarily due to the purchase of additional CDs and U.S. government agency mortgage-backed investment securities, which were  partially offset by maturities of U.S. Treasury Securities and scheduled amortization.

Bank Owned Life Insurance (“BOLI”)

BOLI increased $15.25 million, or 69%, to $37.39 million at June 30, 2026, from $22.14 million at March 31, 2026.  The increase was primarily due to $15.00 million in additional BOLI policies purchased during the quarter.

Deposits

Total deposits increased $20.34 million, or 1%, during the quarter to $1.76 billion at June 30, 2026, from $1.74 billion at March 31, 2026, and increased $94.07 million, or 6%, from $1.67 billion at June 30, 2025.  The quarter’s increase consisted of a $7.00 million increase in certificates of deposit account balances, a $5.56 million increase in money market account balances, a $4.09 million increase in NOW account balances, a $2.99 million increase in non-interest-bearing deposit account balances, and a $700,000 increase in savings account balances.

Timberland Fiscal Q3 2026 Earnings
July 28, 2026

Deposit Breakdown ($ in thousands)
	June 30, 2026		March 31, 2026		June 30, 2025
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest-bearing demand	$410,967	23%	$407,980	23%	$406,222	24%
NOW checking	374,476	21	370,385	21	334,922	20
Savings	198,505	11	197,805	11	205,829	12
Money market	331,375	19	325,811	19	305,207	18
Certificates of deposit under $250	263,668	15	257,449	15	244,063	15
Certificates of deposit $250 and over	144,209	8	141,843	8	126,254	8
Certificates of deposit – brokered	40,349	3	41,937	3	46,980	3
Total deposits	$1,763,549	100%	$1,743,210	100%	$1,669,477	100%

Borrowings

Total borrowings decreased $10.00 million, or 50%, to $10.00 million at June 30, 2026, from $20.00 million as March 31, 2026 and June 30, 2025.

Shareholders’ Equity and Capital Ratios

Total shareholders’ equity increased $2.12 million, or 1%, to $273.21 million at June 30, 2026, from $271.09 million at March 31, 2026, and increased $16.54 million, or 6%, from $256.66 million at June 30, 2025.  The increase in shareholders’ equity during the quarter was primarily due to net income of $7.72 million and proceeds from stock option exercises of $140,000.  These increases to shareholders’ equity were partially offset by the payment of $2.27 million in dividends to shareholders and the repurchase of 70,000 shares of common stock for $2.83 million (an average price of $40.49 per share), and a $817,000 increase of accumulated other comprehensive loss.  At June 30, 2026, Timberland had 157,977 shares available to be repurchased in accordance with the terms of its existing stock repurchase plan.

Timberland remains well capitalized with a total risk-based capital ratio of 20.87%, a Tier 1 leverage capital ratio of 12.82%, a tangible common equity to tangible assets ratio (non-GAAP) of 12.61%, and a shareholders’ equity to total assets ratio of 13.26% at June 30, 2026.  Timberland’s held to maturity investment securities were $117.59 million at June 30, 2026, with a net unrealized loss of $4.37 million (pre-tax).  Although not permitted by U.S. Generally Accepted Accounting Principles (“GAAP”), including these unrealized losses in accumulated other comprehensive income (loss) (“AOCI”) would result in a ratio of shareholders’ equity to total assets of 13.11%, compared to 13.26%, as reported.

Asset Quality
Timberland’s non-performing assets to total assets ratio was 0.43% at June 30, 2026, compared to 0.47% at March 31, 2026, and 0.21% at June 30, 2025.  Net recoveries were $1,000 for the current quarter compared to net charge-offs of less than $1,000 for the preceding quarter and net recoveries of $1,000 for the comparable quarter one year ago.  During the current quarter, a $600,000 provision for credit losses on loans was made, which was offset by a $91,000 recapture of credit losses on unfunded commitments and a $1,000 recapture of credit losses on investment securities.  The allowance for credit losses (“ACL”) for loans as a percentage of loans receivable was 1.27% at June 30, 2026, compared to 1.27% at March 31, 2026, and 1.23% one year ago.

Total delinquent loans (past due 30 days or more) and non-accrual loans decreased $1.69 million, or 16%, to $8.71 million at June 30, 2026, from $10.40 million at March 31,2026, and increased $2.54 million, or 41%, from $6.17 million at June 30, 2025.  Non-accrual loans decreased $849,000 or 9%, to $8.56 million at June 30, 2026 from $9.41 million at March 31, 2026, and increased $4.71 million, or 123%, from $3.84 million at June 30, 2025.  Loans graded “Substandard” decreased $874,000, or 9%, to $8.66 million at June 30, 2026 from $9.54 million at March 31, 2026 and decreased $23.71 million, or 73%, from $32.37 million at June 30, 2025.

Timberland Fiscal Q3 2026 Earnings
July 28, 2026

Non-Accrual Loans
($ in thousands)

	June 30, 2026		March 31, 2026		June 30, 2025
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Mortgage loans:
One- to four-family	$1,930	2	$1,934	2	$1,781	1
Commercial	4,534	3	4,859	4	161	2
Construction – custom and
owner/builder	--	--	553	1	--	--
Total mortgage loans	6,464	5	7,346	7	1,942	3

Consumer loans:
Home equity and second
mortgage	452	4	352	4	575	3
Other	20	1	20	1	--	--
Total consumer loans	472	5	372	5	575	3

Commercial business loans	1,620	8	1,687	7	1,326	9
Total loans	$8,556	18	$9,405	19	$3,843	15

Timberland had two properties classified as other real estate owned (“OREO”) at June 30, 2026:

	June 30, 2026		March 31, 2026		June 30, 2025
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Other real estate owned:
Commercial	$221	1	$221	1	$221	1
Land	--	1	--	1	--	1
Total mortgage loans	$221	2	$221	2	$221	2

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank.  The Bank opened for business in 1915 and primarily serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 24 branches (including its main office in Hoquiam).

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to our financial condition, results of operations, plans, objectives, future performance or business.  Forward-looking statements are not statements of historical fact, are based on certain assumptions and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future economic performance. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated or implied by our forward-looking statements, including, but not limited to: potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth; continuing elevated levels of inflation and the impact of current and future monetary policies of the Board of Governors of the Federal Reserve System ("Federal Reserve") in response thereto; the effects of any federal government shutdown; credit risks of lending activities, including any deterioration in the housing and commercial real estate markets which may lead to increased

Timberland Fiscal Q3 2026 Earnings
July 28, 2026

losses and non-performing loans in our loan portfolio resulting in our ACL not being adequate to cover actual losses and thus requiring us to materially increase our ACL through the provision for credit losses; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long-term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Federal Reserve and of our bank subsidiary by the Federal Deposit Insurance Corporation (“FDIC”), the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action against us or our bank subsidiary which could require us to increase our ACL, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions on us, any of which could adversely affect our liquidity and earnings; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; legislative or regulatory changes that adversely affect our business including changes in banking, securities and tax law, in regulatory policies and principles, or the interpretation of regulatory capital or other rules; our ability to attract and retain deposits; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans in our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our business strategies; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common stock; the quality and composition of our securities portfolio and the impact if any adverse changes in the securities markets, including on market liquidity; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board ("FASB"), including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, civil unrest and other external events on our business; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks described elsewhere in this press release and in the Company's other reports filed with or furnished to the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management's beliefs and assumptions at the time they are made.  We do not undertake and specifically disclaim any obligation to publicly update or revise any forward-looking statements included in this press release to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this document might not occur and we caution readers not to place undue reliance on any forward-looking statements. These risks could cause our actual results for fiscal 2026 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company's consolidated financial condition and results of operations as well as its stock price performance.

Timberland Fiscal Q3 2026 Earnings
July 28, 2026

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	June 30,	March, 31	June 30,
	2026	2026	2025
Interest and dividend income
Loans receivable and loans held for sale	$22,457	$21,793	$21,411
Investment securities	1,800	1,751	2,064
Dividends from mutual funds, FHLB stock and other investments	71	77	83
Interest bearing deposits in banks	2,343	2,334	1,986
Total interest and dividend income	26,671	25,955	25,544

Interest expense
Deposits	7,728	7,513	7,721
Borrowings	137	198	201
Total interest expense	7,865	7,711	7,922
Net interest income	18,806	18,244	17,622
Provision for credit losses – loans	600	523	351
Recapture of credit losses – investment securities	(1)	(3)	(4)
(Recapture of) prov. for credit losses – unfunded commitments	(91)	3	93
Net int. income after provision for (recapture of) credit losses	18,298	17,721	17,182

Non-interest income
Service charges on deposits	956	934	966
ATM and debit card interchange transaction fees	1,193	1,131	1,262
Gain on sales of investment securities, net	--	--	24
Gain on sales of loans, net	150	236	138
Bank owned life insurance (“BOLI”) net earnings	246	155	171
Other	443	351	314
Total non-interest income, net	2,988	2,807	2,875

Non-interest expense
Salaries and employee benefits	6,383	6,469	5,825
Premises and equipment	1,082	1,116	973
Advertising	202	182	182
OREO and other repossessed assets, net	3	3	8
ATM and debit card processing	532	471	658
Postage and courier	145	155	137
State and local taxes	453	428	570
Professional fees	361	325	341
FDIC insurance	222	228	211
Loan administration and foreclosure	155	141	99
Technology and communications	1,109	1,177	993
Deposit operations	348	363	345
Amortization of core deposit intangible (“CDI”)	34	34	45
Other, net	609	567	780
Total non-interest expense, net	11,638	11,659	11,167

Income before income taxes	9,648	8,869	8,890
Provision for income taxes	1,928	1,738	1,790
Net income	$7,720	$7,131	$7,100

Net income per common share:
Basic	$0.99	$0.91	$0.90
Diluted	0.98	0.90	0.90

Weighted average common shares outstanding:
Basic	7,804,449	7,875,436	7,893,308
Diluted	7,854,638	7,922,232	7,921,762

Timberland Fiscal Q3 2026 Earnings
July 28, 2026

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Nine Months Ended
($ in thousands, except per share amounts) (unaudited)	June 30,	June 30,
	2026	2025
Interest and dividend income
Loans receivable and loans held for sale	$66,924	$63,339
Investment securities	5,413	6,205
Dividends from mutual funds, FHLB stock and other investments	229	252
Interest bearing deposits in banks	7,255	5,870
Total interest and dividend income	79,821	75,666

Interest expense
Deposits	23,284	23,259
Borrowings	538	602
Total interest expense	23,822	23,861
Net interest income	55,999	51,805
Provision for credit losses – loans	1,140	640
Recapture of credit losses – investment securities	(6)	(14)
Prov. for (recapture of) credit losses - unfunded commitments	(137)	87
Net int. income after provision for (recapture of) credit losses	55,002	51,092

Non-interest income
Service charges on deposits	2,879	2,924
ATM and debit card interchange transaction fees	3,518	3,706
Gain on sales of investment securities, net	--	24
Gain on sales of loans, net	464	303
Bank owned life insurance (“BOLI”) net earnings	559	503
Other	1,140	799
Total non-interest income, net	8,560	8,259

Non-interest expense
Salaries and employee benefits	19,305	17,893
Premises and equipment	3,273	2,998
Advertising	576	552
OREO and other repossessed assets, net	11	17
ATM and debit card processing	1,584	1,700
Postage and courier	443	401
State and local taxes	1,338	1,251
Professional fees	1,003	1,118
FDIC insurance	671	640
Loan administration and foreclosure	376	383
Technology and communications	3,340	3,253
Deposit operations	1,058	997
Amortization of core deposit intangible (“CDI”)	102	135
Other, net	1,647	2,090
Total non-interest expense, net	34,727	33,428

Income before income taxes	28,835	25,923
Provision for income taxes	5,767	5,208
Net income	$23,068	$20,715

Net income per common share:
Basic	$2.94	$2.61
Diluted	2.92	2.60

Weighted average common shares outstanding:
Basic	7,855,218	7,929,626
Diluted	7,899,972	7,963,412

Timberland Fiscal Q3 2026 Earnings
July 28, 2026

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	June 30,	March 31,	June 30,
	2026	2026	2025
Assets
Cash and due from financial institutions	$32,800	$24,157	$32,532
Interest-bearing deposits in banks	213,282	270,514	161,095
Total cash and cash equivalents	246,082	294,671	193,627

Certificates of deposit (“CDs”) held for investment, at cost	7,964	5,972	8,462
Investment securities:
Held to maturity, at amortized cost (net of ACL – investment securities)	117,587	117,327	141,570
Available for sale, at fair value	90,484	91,869	86,475
Investments in equity securities, at fair value	858	862	855
FHLB stock	1,653	2,103	2,045
Other investments, at cost	3,000	3,000	3,000
Loans held for sale	2,774	1,642	1,763

Loans receivable	1,514,900	1,469,525	1,459,374
Less: ACL – loans	(19,249)	(18,648)	(17,878)
Net loans receivable	1,495,651	1,450,877	1,441,496

Premises and equipment, net	22,149	21,925	21,490
OREO and other repossessed assets, net	221	221	221
BOLI	37,389	22,143	24,113
Accrued interest receivable	7,321	7,397	7,174
Goodwill	15,131	15,131	15,131
CDI	169	203	316
Loan servicing rights, net	608	641	911
Operating lease right-of-use assets	4,122	2,767	1,248
Other assets	7,663	7,635	7,295
Total assets	$2,060,826	$2,046,386	$1,957,192

Liabilities and shareholders’ equity
Deposits: Non-interest-bearing demand	$410,967	$407,980	$406,222
Deposits: Interest-bearing	1,352,582	1,335,230	1,263,255
Total deposits	1,763,549	1,743,210	1,669,477

Operating lease liabilities	4,323	2,937	1,350
FHLB borrowings	10,000	20,000	20,000
Other liabilities and accrued expenses	9,748	9,150	9,701
Total liabilities	1,787,620	1,775,297	1,700,528

Shareholders’ equity
Common stock, $.01 par value; 50,000,000 shares authorized; 7,769,668 shares issued and outstanding – June 30, 2026 7,833,643 shares issued and outstanding – March 31, 2026 7,876,853 shares issued and outstanding – June 30, 2025	21,465	23,982	27,226
Retained earnings	252,908	247,457	230,213
Accumulated other comprehensive loss	(1,167)	(350)	(775)
Total shareholders’ equity	273,206	271,089	256,664
Total liabilities and shareholders’ equity	$2,060,826	$2,046,386	$1,957,192

Timberland Fiscal Q3 2026 Earnings
July 28, 2026

	Three Months Ended
PERFORMANCE RATIOS:	June 30, 2026	March 31, 2026	June 30, 2025
Return on average assets (a)	1.51%	1.43%	1.47%
Return on average equity (a)	11.42%	10.72%	11.23%
Net interest margin (a)	3.85%	3.81%	3.80%
Efficiency ratio	53.40%	55.38%	54.48%

	Nine Months Ended
	June 30, 2026		June 30, 2025
Return on average assets (a)	1.52%		1.44%
Return on average equity (a)	11.49%		11.07%
Net interest margin (a)	3.84%		3.74%
Efficiency ratio	53.79%		55.65%

	At or for the Period Indicated
	June 30, 2026	March 31, 2026	June 30, 2025
ASSET QUALITY RATIOS AND DATA: ($ in thousands)
Non-accrual loans	$8,556	$9,405	$3,843
Loans past due 90 days and still accruing	--	--	--
Non-performing investment securities	29	30	38
OREO and other repossessed assets	221	221	221
Total non-performing assets (b)	$8,806	$9,656	$4,102

Non-performing assets to total assets (b)	0.43%	0.47%	0.21%
Net charge-offs (recoveries) during quarter	$(1)	$--	$(1)
Allowance for credit losses - loans to non-accrual loans	225%	198%	465%
Allowance for credit losses - loans to loans receivable (c)	1.27%	1.27%	1.23%

CAPITAL RATIOS:
Tier 1 leverage capital	12.82%	12.82%	12.63%
Tier 1 risk-based capital	19.61%	20.29%	19.29%
Common equity Tier 1 risk-based capital	19.61%	20.29%	19.29%
Total risk-based capital	20.86%	21.55%	20.54%
Tangible common equity to tangible assets (non-GAAP)	12.61%	12.59%	12.42%

BOOK VALUES:
Book value per common share	$35.16	$34.61	$32.58
Tangible book value per common share (d)	33.19	32.65	30.62
________________________________________________
(a)  Annualized
(b)  Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.
(c)  Does not include loans held for sale and is before the allowance for credit losses.
(d)  Tangible common equity divided by common shares outstanding (non-GAAP).

Timberland Fiscal Q3 2026 Earnings
July 28, 2026

AVERAGE BALANCES, YIELDS, AND RATES - QUARTERLY
($ in thousands)
(unaudited)

	For the Three Months Ended
	June 30, 2026		March 31, 2026		June 30, 2025
	Amount	Rate	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$1,489,910	6.04%	$1,474,095	5.99%	$1,450,350	5.92%
Investment securities and FHLB stock (1)	213,161	3.52	213,089	3.48	232,272	3.71
Interest-earning deposits in banks and CDs	254,034	3.70	255,300	3.71	178,887	4.45
Total interest-earning assets	1,957,105	5.47	1,942,484	5.42	1,861,509	5.50
Other assets	86,893		78,917		79,715
Total assets	$2,043,998		$2,021,401		$1,941,224

Liabilities and Shareholders’ Equity
NOW checking accounts	$360,166	1.46%	$364,926	1.53%	$333,074	1.39%
Money market accounts	337,150	2.76	312,593	2.70	304,526	3.16
Savings accounts	197,959	0.27	197,031	0.28	205,592	0.35
Certificates of deposit accounts	405,958	3.51	399,665	3.56	363,342	3.77
Brokered CDs	39,389	4.16	38,176	4.29	48,028	4.83
Total interest-bearing deposits	1,340,622	2.31	1,312,391	2.32	1,254,562	2.47
Borrowings	13,629	4.02	20,000	4.03	20,002	4.03
Total interest-bearing liabilities	1,354,251	2.33	1,332,391	2.35	1,274,564	2.49

Non-interest-bearing demand deposits	406,444		407,936		402,717
Other liabilities	12,113		11,373		10,266
Shareholders’ equity	271,190		269,701		253,677
Total liabilities and shareholders’ equity	$2,043,998		$2,021,401		$1,941,224

Interest rate spread		3.14%		3.07%		3.01%
Net interest margin (2)		3.85%		3.81%		3.80%
Average interest-earning assets to
average interest-bearing liabilities	144.52%		145.79%		146.05%
          _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets

Timberland Fiscal Q3 2026 Earnings
July 28, 2026

AVERAGE BALANCES, YIELDS, AND RATES – YEAR TO DATE
($ in thousands)
(unaudited)

	For the Nine Months Ended
	June 30, 2026		June 30, 2025
	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$1,480,873	6.04%	$1,441,506	5.87%
Investment securities and FHLB stock (1)	214,965	3.51	237,400	3.81
Interest-earning deposits in banks and CDs	255,243	3.80	172,591	4.55
Total interest-earning assets	1,951,081	5.47	1,851,497	5.49
Other assets	81,696		77,595
Total assets	$2,032,777		$1,929,092

Liabilities and Shareholders’ Equity
NOW checking accounts	$364,563	1.53%	$329,883	1.36%
Money market accounts	317,944	2.77	311,762	3.26
Savings accounts	197,796	0.28	205,764	0.30
Certificates of deposit accounts	402,415	3.60	346,313	3.89
Brokered CDs	39,028	4.25	48,169	4.89
Total interest-bearing deposits	1,321,746	2.37	1,241,891	2.50
Borrowings	17,876	4.02	20,001	4.02
Total interest-bearing liabilities	1,339,622	2.38	1,261,892	2.53

Non-interest-bearing demand deposits	412,354		406,906
Other liabilities	12,384		10,159
Shareholders’ equity	268,417		250,135
Total liabilities and shareholders’ equity	$2,032,777		$1,929,092

Interest rate spread		3.09%		2.96%
Net interest margin (2)		3.84%		3.74%
Average interest-earning assets to
average interest-bearing liabilities	145.64%		146.72%
  _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets

Timberland Fiscal Q3 2026 Earnings
July 28, 2026

Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures.  Timberland believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures.  To provide investors with a broader understanding of capital adequacy, Timberland provides non-GAAP financial measures for tangible common equity, along with the GAAP measure.  Tangible common equity is calculated as shareholders’ equity less goodwill and CDI.  In addition, tangible assets equal total assets less goodwill and CDI.

The following table provides a reconciliation of ending shareholders’ equity (GAAP) to ending tangible shareholders’ equity (non-GAAP) and ending total assets (GAAP) to ending tangible assets (non-GAAP).

($ in thousands)	June 30, 2026	March 31, 2026	June 30, 2025

Shareholders’ equity	$273,206	$271,089	$256,664
Less goodwill and CDI	(15,300)	(15,334)	(15,447)
Tangible common equity	$257,906	$255,755	$241,217

Total assets	$2,060,826	$2,046,386	$1,957,192
Less goodwill and CDI	(15,300)	(15,334)	(15,447)
Tangible assets	$2,045,526	$2,031,052	$1,941,745